Exhibit 5.1

May 15, 2008

DreamWorks Animation SKG, Inc.

1000 Flower Street

Glendale, California 91201

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

I am the General Counsel and Secretary of DreamWorks Animation SKG, Inc., a Delaware corporation (the “Company”), and I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares of Class A Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, which will be issued and issuable in respect of equity-based compensation awards granted under the DreamWorks Animation SKG, Inc. 2008 Omnibus Incentive Compensation Plan and the DreamWorks Animation SKG, Inc. 2004 Omnibus Incentive Compensation Plan (collectively, the “Plans).

I have reviewed the Company’s Restated Certificate of Incorporation and By-laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as bases for the opinion hereinafter expressed.

Based on the foregoing and in reliance thereon and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock covered by the Registration Statement, when issued and sold in accordance with the terms set forth in the Plans will be duly authorized, validly issued, fully paid and non-assessable.

DreamWorks Animation SKG, Inc.

May 15, 2008

I hereby consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Katherine Kendrick

Katherine Kendrick

General Counsel and Secretary